Exhibit 5.1

November 12, 2024

Valley National Bancorp

One Penn Plaza

New York, New York 10119

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel & Corporate Secretary of Valley National Bancorp, a New Jersey corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the issuance and sale by the Company of 49,197,860 shares of the Company’s common stock, no par value per share (collectively, the “Shares”), pursuant to the Underwriting Agreement, dated November 7, 2024 (the “Underwriting Agreement”), among the Company, Valley National Bank, and J.P. Morgan Securities LLC, as Representative of the several underwriters listed in Schedule A thereto (collectively, the “Underwriters”). The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission, which became effective on April 5, 2024 (File No. 333-278527) (the “Registration Statement”), including a base prospectus dated April 5, 2024 (the “Base Prospectus”) and a prospectus supplement dated November 7, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s restated certificate of incorporation (the “Certificate of Incorporation”) and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (i) the Company has the corporate power to issue the Shares, and (ii) the issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New Jersey and I do not express any opinion herein concerning any law other than the New Jersey Business Corporation Act (including the statutory provisions, all applicable provisions of the New Jersey Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on November 12, 2024 and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gary G. Michael
Name:	Gary G. Michael
Title:	Executive Vice President, General Counsel & Corporate Secretary

[Signature Page to Exhibit 5.1 Opinion]